Exhibit 10.28
Execution Version
PLAN B SETTLEMENT AGREEMENT
DATED AS OF SEPTEMBER 18, 2006

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Table of Contents
(continued)

Exhibits

Exhibit A:	Affiliates of Debtors
Exhibit B:	Pneumo Protected Parties
Exhibit 4.03(a):	9019 Motion
Exhibit 4.03(b):	Form of Settlement Approval Order
Exhibit 4.07:	Wagner Insurance Agreement
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PLAN B SETTLEMENT AGREEMENT
          This PLAN B SETTLEMENT AGREEMENT (this “Agreement”) is made as of September 18, 2006 (the “Execution Date”), by and among Cooper Industries, Ltd., a Bermuda company (“Cooper Ltd”), Cooper Industries, LLC, a Delaware limited liability company (“Cooper LLC”, and together with Cooper Ltd, “Cooper”), PCT International Holdings Inc., a Delaware corporation (“PCT”), Pneumo Abex LLC, a Delaware limited liability company (“Pneumo Abex” and together with PCT and Cooper, the “Pneumo Parties”), Federal-Mogul Corporation, a Michigan corporation (“FMC”), Federal-Mogul Products, Inc., a Missouri corporation (“FMP” and together with FMC, the “FM Parties”), the Future Claimants Representative for FMC and FMP appointed in the Reorganization Cases (the “FCR”), and the Official Committee of Asbestos Claimants for FMC and FMP appointed in the Reorganization Cases (the “ACC”). Capitalized terms used herein are defined in Article I below.
RECITALS
          A. On October 1, 2001, the Debtors filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court;
          B. Cooper, on behalf of itself and its Affiliates, filed the following proofs of claim in the Reorganization Cases against FMP, FMC, Federal-Mogul Global Growth Limited, F-M U.K. Holding Limited, FM International LLC, Federal Mogul Ignition Company, Carter Automotive Company, Inc., Federal Mogul Piston Rings, Inc., Federal Mogul Dutch Holdings Inc., Federal Mogul FX, Inc., Federal Mogul Global Properties, Inc., Federal Mogul Machine Tool, Inc., Federal Mogul Mystic, Inc., Federal Mogul Powertrain, Inc., Federal Mogul Puerto Rico, Inc., Federal Mogul Venture Corporation, Federal Mogul World Wide, Inc., Felt Products Manufacturing Co, Ferodo America Inc., Gasket Holdings, Inc., J W J Holdings, Inc., McCord Sealing, Inc., and T and N Industries, Inc. dated: (1) March 1, 2003 in the total liquidated claim amount of $17,786,050.88, including asbestos liabilities and defense costs liquidated since October 1, 2001; (2) July 12, 2004 (amending the proof of claim dated March 1, 2003) in the total liquidated claim amount of $104,382,778.41, including asbestos liabilities and defense costs liquidated as of May 31, 2004; (3) November 2, 2004 (amending the proof of claim dated July 12, 2004) in the total liquidated claim amount of $135,075,462.42, including asbestos liabilities and defense costs liquidated as of November 1, 2004; and (4) May 8, 2006 (amending the proof of claim dated November 2, 2004) in the total amount of $479,542,188.86, including asbestos liabilities and defense costs liquidated as of March 31, 2006 and the net present value of future claims. Cooper has also asserted that it holds claims against non-Debtors affiliated with FMC for some or all of the claims specified in the foregoing proofs of claims. All of the claims described in this Recital B are referred to herein as the “Cooper Claims”.
          C. Pneumo Abex filed a proof of claim in the Reorganization Cases against FMP dated February 28, 2003 in the total liquidated amount of $2,190,615.39, together with a contingent claim, which was, in part, resolved by that certain Settlement Agreement among Pneumo Abex Corporation (predecessor in interest to Pneumo Abex), Mafco Consolidated Group Inc., FMP, and Federal-Mogul Canada, Ltd. approved by order of the Bankruptcy Court dated February 5, 2004 (the “Pneumo Settlement Agreement”) (to the extent the proof of claim asserted by Pneumo Abex was not resolved by the Pneumo Settlement Agreement, and together with the Cooper Claims, the “Asserted Claims”).

          D. Following extensive arm’s length negotiations, in order to avoid the delay and cost of litigation, the Pneumo Parties, the FM Parties, the FCR, and the ACC entered into that certain Term Sheet — Pneumo Abex Settlement Plan A and Plan B dated as of July 6, 2006 which sets forth the principal terms of a settlement of the Asserted Claims, among other things (the “Term Sheet”).
          E. To give effect to the settlement reflected in the Term Sheet as “Plan B”, the Pneumo Parties, the FM Parties, the FCR, and the ACC have agreed to enter into this Agreement and this Agreement constitutes the “Plan B Settlement Agreement” referred to in the Term Sheet.
          F. Each of the Pneumo Parties and the FM Parties has concluded that it is in its respective best interests, and each of the FCR and the ACC has concluded that it is in the best interests of its respective constituency, to enter into this Agreement and to effect the settlement reflected in this Agreement on the terms and subject to the conditions set forth herein.
          NOW, THEREFORE, in consideration of the mutual covenants and understandings contained herein, the sufficiency of which is hereby acknowledged, and subject to Bankruptcy Court approval of the terms and conditions herein set forth, the Pneumo Parties, the FM Parties, the FCR and the ACC, intending to be legally bound, hereby agree as follows:
ARTICLE I.
DEFINITIONS
Section 1.01 Definitions. The following capitalized terms used herein shall have the meanings set forth below:
     “1994 APA” means that certain Asset Purchase Agreement dated as of November 21, 1994 between Wagner and Pneumo Abex Corporation (whose successor in interest is Pneumo Abex).
     “1994 APA Buyer Indemnified Parties” means the “Buyer Indemnified Parties” as defined in the 1994 APA.
     “1994 APA Seller Indemnified Parties” means the “Seller Indemnified Parties” as defined in the 1994 APA.
     “9019 Motion” has the meaning set forth in Section 4.03.
     “Affiliate” shall mean, as to any Entity: (A) any other Entity that directly or indirectly owns, controls, or holds with power to vote, 20 percent or more of the outstanding voting securities of, or other equity interests in, such Entity, other than an Entity that holds such securities (i) in a fiduciary or agency capacity without sole discretionary power to vote such securities, or (ii) solely to secure a debt, if such Entity has not in fact exercised such power to vote (any Entity qualifying under this part (A), an “Owner”); (B) any other Entity 20 percent or more of whose outstanding voting securities or other equity interests are directly or indirectly owned, controlled, or held with power to vote, by such Entity or an Owner of such Entity, other than an Entity that holds such securities (i) in a fiduciary or agency capacity without sole discretionary power to vote such securities, or (ii) solely to secure a debt, if such Entity has not in fact exercised such power to vote; (C) any other Entity whose business is operated under a lease or operating agreement by such Entity, or an Entity substantially all of whose property is operated under an operating agreement with such Entity; (D) any other Entity that operates the business or substantially all of the property of such Entity under a lease or operating agreement; or (E) when used with reference to any Debtor, shall include each of the Entities listed on Exhibit A to be attached hereto and which will be finalized at least ten days prior to the hearing on the 9019 Motion.
     “Agreement” has the meaning set forth in the preamble.
     “Asserted Claims” has the meaning set forth in the Recitals.
     “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., as in effect on October 1, 2001, together with all amendments and modifications thereto that were subsequently made applicable to the Reorganization Cases.
     “Bankruptcy Court” means the United State Bankruptcy Court for the District of Delaware.
     “Business” has the meaning set forth in the 1994 APA.
     “Business Day” means any day other than a Saturday, Sunday or legal holiday (as such term is defined in Rule 9006(a) of the Federal Rules of Bankruptcy Procedure) in the U.S.
     “Buyers” has the meaning set forth in the PSA.
     “Challenge Proceeding” means an action, cause of action, suit or other proceeding challenging the constitutionality of the FAIR Act as to a debtor in possession.
     “Claim” has the meaning given to such term in Section 101(5) of the Bankruptcy Code.
     “Class 5J Claims” has the meaning set forth in Section 5.01(j)(i)(A).
     “Class 6J Claims” has the meaning set forth in Section 5.01(j)(i)(A).
     “Cooper” has the meaning set forth in the preamble.
     “Cooper Claims” has the meaning set forth in the Recitals.
     “Cooper LLC” has the meaning set forth in the preamble.
     “Cooper Ltd” has the meaning set forth in the preamble.

     “Damages” that may be asserted by or suffered by any specified Entity means (a) any cost (including defense and indemnity costs), damage (including any consequential, exemplary, punitive, or treble damage) or expense (including fees and actual disbursements by attorneys, consultants, experts, or other agents or representatives and costs of litigation) to, and any penalty on or any liability (including loss of earnings or profits) of any other nature of, that Entity, or (b) any fine or penalty imposed by any Governmental Unit upon that Entity.
     “Debtors” means FMC and the other debtors listed in footnote 1 of the Plan.
     “Disclosure Statement” means the disclosure statement, including all exhibits, appendices, schedules and annexes attached thereto, with respect to the Plan for purposes of Section 1125 of the Bankruptcy Code.
     “Effective Date” means the date on which the Plan becomes effective and shall be the same date on which the “Effective Date” (as defined in the Plan) occurs.
     “Entity” means any Person, estate, trust, Governmental Unit, or the U.S. Trustee.
     “Estate” means, as to each Debtor, the estate created for that Debtor under Section 541 of the Bankruptcy Code upon the commencement of its Reorganization Case.
     “Excluded Claims” has the meaning set forth in Section 3.03.
     “Execution Date” has the meaning set forth in the preamble.
     “FAIR Act” means, collectively, The Fairness in Asbestos Injury Resolution Act of 2005 or any other legislation creating a national trust or similar fund to resolve asbestos-related liabilities.
     “Final Order” means an order or judgment of any court of competent jurisdiction, the implementation, operation or effect of which has not been stayed and as to which order (or any revision, modification or amendment thereof) the time to appeal or seek review, rehearing or writ of certiorari has expired and as to which no appeal or petition for review, rehearing or certiorari has been taken and is pending.
     “FMC” has the meaning set forth in the preamble.
     “FMP” has the meaning set forth in the preamble.
     “FM Parties” has the meaning set forth in the preamble.
     “Former Affiliate” means, as to any Entity, any other Entity that (a) at any time prior to the date of this Agreement would have qualified as an Affiliate of such Entity or any predecessor in interest of such Entity under the definition set forth herein had this Agreement been in effect at such time and (b) does not qualify as an Affiliate of such Entity as of the date of this Agreement.

     “Future Affiliate” means, as to any Entity, any other Entity that (a) at any time after the date of this Agreement qualifies as an Affiliate of such Entity or any successor in interest of such Entity under the definition set forth herein and (b) does not qualify as an Affiliate of such Entity as of the date of this Agreement.
     “Governmental Unit” means any domestic, foreign, provincial, federal, state, local or municipal (a) government or (b) governmental agency, commission, department, bureau, ministry or other governmental entity.
     “Insurance Agreement” has the meaning set forth in the 1994 APA.
     “Interim Plan A Effective Date” means and shall occur on the Effective Date if and only if each of the following has occurred:
     (i) the Pneumo Protected Party Injunction has been issued in accordance with Section 524(g) of the Bankruptcy Code prior to or as of the Effective Date,
     (ii) a court of competent jurisdiction has stayed the effectiveness of the Pneumo Protected Party Injunction prior to or as of the Effective Date, and
     (iii) the Effective Date occurs while the stay of the Pneumo Protected Party Injunction referenced in clause (ii) of this definition is in effect but prior to the date on which Articles II and III of this Agreement have become effective pursuant to Section 5.01(i).
     “Interim Plan B Effective Date” means and shall occur on the Effective Date if and only if each of the following has occurred:
     (i) the Pneumo Protected Party Injunction has not been issued in accordance with Section 524(g) of the Bankruptcy Code prior to or as of the Effective Date, and
     (ii) Articles II and III of this Agreement have not become effective pursuant to Section 5.01 prior to or as of the Effective Date.
     “Mallia Case” means Mallia v. Bennett Auto Supply, Inc., et al., No. 04-16236 CA 42 (Fla. Cir. Ct., 10th Jud. Dist.), on appeal sub nom., Pneumo Abex, LLC v. Mallia, No. 3D06-220 (1st Fla. Dist. Ct. App.)
     “Materially Changed Plan” has the meaning set forth in Section 4.1l(a)(i).
     “Modified Plan” means the Plan as modified by the Pneumo Plan Supplement.
     “Mutual Guaranty” means that certain Mutual Guaranty Agreement dated as of December 30, 1994 between Abex, Inc. and Cooper Industries, Inc. (whose successor in interest is Cooper LLC).

     “Non-Debtor Affiliates” means Affiliates of the Debtors that are not Debtors in the Reorganization Cases.
     “PCT” has the meaning set forth in the preamble.
     “Person” means any person, individual, partnership, corporation, limited liability company, joint venture company, association or other entity or being of whatever kind, whether or not operating or existing for profit, but excluding any Governmental Unit, including any “person” as such term is defined in Section 101(41) of the Bankruptcy Code,.
     “Plan” means the Third Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code of Federal-Mogul Global, Inc., T&N Limited, et al., Case No. 01-10578 (RTL)(Jointly Administered), as the same may be amended, supplemented or modified from time to time.
     “Plan A” means the settlement referred to in the Term Sheet as “Plan A” as modified by the provisos in Section 7.01(b)(ii), as such settlement may be further modified or otherwise given effect in the Plan A Documents on terms satisfactory to Cooper, the FM Parties, the FCR and the ACC, and to the extent such modifications are directly related to Pneumo Abex or PCT, on terms reasonably satisfactory to Pneumo Abex, all of which subsequent modifications are incorporated into this definition by reference.
     “Plan A Documents” means the definitive agreements and/or the Pneumo Plan Supplement necessary to effectuate Plan A.
     “Plan A Effective Date” means and shall occur on the Effective Date if and only if the Pneumo Protected Party Injunction (a) has been issued in accordance with Section 524(g) of the Bankruptcy Code and (b) is not stayed and is otherwise in effect as of the Effective Date.
     “Plan B Date” means the Plan B Effective Date or the Plan B Implementation Date, as applicable.
     “Plan B Effective Date” means and shall occur on the Effective Date if and only if the following shall have occurred:
     (a) the Settlement Approval Order shall have been entered prior to or as of the Effective Date;
     (b) the Pneumo Protected Party Injunction (i) has not been issued in accordance with Section 524(g) of the Bankruptcy Code or (ii) has been issued in accordance with Section 524(g) of the Bankruptcy Code but is stayed or otherwise not in effect as of the Effective Date; and
     (c) Articles II and III of this Agreement have become effective pursuant to Section 5.01 prior to or as of the Effective Date.

     “Plan B Implementation Date” means and shall occur on the first Business Day following the date on which the following shall have occurred:
     (a) the Settlement Approval Order shall have been issued; and
     (b) either:
          (i) (x) the Plan A Effective Date shall have occurred but the order(s) confirming the Plan shall not have become a Final Order as of the Plan A Effective Date; and (y) after the Plan A Effective Date, Articles II and III of this Agreement shall become effective pursuant to Section 5.01; or
          (ii) (x) the Interim Plan A Effective Date or the Interim Plan B Effective Date shall have occurred and (y) after the Interim Plan A Effective Date or the Interim Plan B Effective Date, as applicable, Articles II and III of this Agreement shall become effective pursuant to Section 5.01.
     “Plan B Payment” has the meaning set forth in Section 2.01.
     “Plan Documents” means all documents, attachments and exhibits related to the Plan that aid in effectuating the Plan.
     “Plan Proponents” means, collectively, the Debtors, the Official Committee of Unsecured Creditors of the Debtors appointed in the Reorganization Cases by the U.S. Trustee, the ACC, the FCR, JPMorgan Chase Bank (as administrative agent under that certain Fourth Amended and Restated Credit Agreement among FMC and the other parties thereto (including all related loan documents) dated as of December 29, 2000, as the same may be amended from time to time), and the Official Committee of Equity Security Holders of FMC appointed in the Reorganization Cases by the U.S. Trustee.
     “Pneumo Abex” has the meaning set forth in the preamble.
     “Pneumo Asbestos Claims” means any and all Claims and demands (as defined in Section 524(g)(5) of the Bankruptcy Code) (including without limitation any Claim or demand for compensatory damages; loss of consortium; medical monitoring; survivorship; wrongful death; proximate, consequential, general, special or punitive damages; reimbursement; indemnity; warranty; contribution or subrogation), whenever and however asserted, whether now existing or hereafter arising, whether in the nature of or sounding in tort, contract, warranty, conspiracy or any other theory of law, equity or admiralty whatsoever, for, attributable to, based on, arising out of or under or derivative of, directly or indirectly, physical, emotional or other personal injuries (including without limitation death resulting therefrom) caused, or allegedly caused, in whole or in part, directly or indirectly, by the presence of or exposure to asbestos or asbestos-containing products for which FMP is or could be liable and arising or allegedly arising, directly or indirectly, from acts, omissions, business or operations of one or more of the Debtors or the predecessors of any of the Debtors, or any other Entity for whose acts, omissions, business or operations any of the Debtors have liability (to the extent of such Debtor’s or

Debtors’ liability for such acts, omissions, business or operations), including those (A) for which Wagner is or could be liable, directly or indirectly, under or as a result of 1994 APA, (B) for which Cooper is or could be liable under the Mutual Guaranty, (C) against any Pneumo Protected Party to the extent arising, directly or indirectly, from acts, omissions, business, or operations of Wagner (including its successors in interest) related to or in connection with the operation of any business, activity, and operations of Wagner while Wagner (or its successors in interest) was a direct or indirect subsidiary of Cooper, or (D) against any Pneumo Protected Party to the extent such claims or demands would constitute “Assumed Liabilities” within the meaning of the 1994 APA or to the extent arising, directly or indirectly, from acts, omissions, business, or operations of Pneumo Abex (including its predecessors in interest) related to or in connection with the operation of the Business but excluding Retained Liabilities (as defined in the 1994 APA) for so long as they remain Retained Liabilities; provided, however, that Pneumo Asbestos Claims shall not include workers’ compensation claims or Wagner Asbestos Claims; provided further, however, that any and all parts of this definition may be modified in the Plan A Documents on terms satisfactory to Cooper, the FM Parties, the FCR and the ACC, and to the extent such modifications are directly related to Pneumo Abex or PCT, on terms reasonably satisfactory to Pneumo Abex, all of which subsequent modifications are incorporated into this definition by reference.
     “Pneumo Parties” has the meaning set forth in the preamble.
     “Pneumo Plan Supplement” means provisions of the Plan and the other Plan Documents (which may take the form of a supplement or addendum to the Plan) that (a) provide for the Plan B Payment on the terms and subject to the conditions set forth herein and that are otherwise necessary or reasonably desirable to implement this Agreement and (b) are necessary or reasonably desirable to implement Plan A.
     “Pneumo Protected Asbestos Claims” means, collectively, the Pneumo Asbestos Claims and the Wagner Asbestos Claims.
     “Pneumo Protected Party” means (a) the Pneumo Parties, (b) each of the respective Pneumo Parties’ Affiliates and Former Affiliates listed on Exhibit B attached hereto (provided that each Pneumo Party may modify such Exhibit B from time to time prior to the date on which the order(s) confirming the Plan becomes a Final Order to remove Entities affiliated with it therefrom) and Future Affiliates (including, without limitation, direct or indirect parents or subsidiaries), successors or assigns (but excluding (i) PepsiAmericas, Inc. and its predecessors (including IC Industries, Inc.) and (ii) any Future Affiliate to the extent it has any independent liability for Pneumo Protected Asbestos Claims in existence prior to its becoming such an Affiliate), as applicable, of any Pneumo Party, but only in their capacities as such and (c) each of the past, present and future officers, directors, employees, agents, Affiliates and Former Affiliates (but, with respect to Affiliates and Former Affiliates, only if such Affiliates or Former Affiliates are listed on Exhibit B attached hereto), equity holders (but, with respect to past and present equity holders, only if such equity holders are either (i) listed on Exhibit B attached hereto or (ii) hold publicly traded securities of any Pneumo Party, Affiliate or Former Affiliate thereof listed on Exhibit B attached hereto), lenders, attorneys, accountants, financial advisors, consultants and other representatives of any Entity listed in clauses (a) or (b) of this definition, but only in their capacities as such, provided however that any and all parts of this definition may be modified in the Plan A Documents on terms satisfactory to Cooper, the FM Parties, the FCR and the ACC, and to the extent such modifications are directly related to Pneumo Abex or PCT, on terms reasonably satisfactory to Pneumo Abex, all of which subsequent modifications are incorporated into this definition by reference.
     “Pneumo Protected Party Injunction” means injunction(s) under Section 524(g) (and, to the extent permitted by applicable law, under Section 105) of the Bankruptcy Code permanently staying, restraining and enjoining all Entities which have or may have Pneumo Protected Asbestos Claims, whenever and wherever arising or asserted, from taking any action against any Pneumo Protected Party for the purpose of directly or indirectly collecting, recovering or receiving payments or recovery with respect to any such Pneumo Protected Asbestos Claim and otherwise permanently protecting the Pneumo Protected Parties from any and all Pneumo Protected Asbestos Claims (except that the Pneumo Protected Party Injunction shall not enjoin (a) the Mallia Case until the earliest to occur of the following: (i) a Final Order affirms any unsatisfied, final judgment against Pneumo Abex Corporation in the Mallia Case, (ii) a Final Order reverses in whole or in part or vacates in whole or in part any unsatisfied, final judgment against Pneumo Abex Corporation in the Mallia Case and requires a new trial, or (iii) a Final Order gives the plaintiff in the Mallia Case the option of a new trial, which option is exercised by such plaintiff, or (b) any Claim, debt, obligation or liability for payment of any amount payable by Cooper LLC in respect of any unsatisfied, final judgment against Pneumo Abex Corporation entered in the Mallia Case unless: (i) a Final Order reverses in whole or in part or vacates in whole or in part such judgment against Pneumo Abex Corporation and requires a new trial, or (ii) a Final Order gives the plaintiff in the Mallia Case the option of a new trial, which option is exercised by such plaintiff).
     “Pneumo Settlement Agreement” has the meaning set forth in the Recitals.
     “PSA” means that certain Purchase and Sale Agreement between Cooper Industries, Inc., FMC and the other parties thereto dated August 17,1998, as amended.
     “PSA Buyer Indemnified Parties” means the “Buyer Indemnified Parties” as defined in the PSA.
     “PSA Seller Indemnified Parties” means the “Seller Indemnified Parties” as defined in the PSA.
     “Qualifying Materially Changed Plan” means any Materially Changed Plan proposed after the conditions of Sections 4.1l(a)(i) and (ii) have been met that does not include or provide for the issuance of any injunction under Section 524(g) of the Bankruptcy Code.
     “Released Claims Against Cooper” has the meaning set forth in Section 3.01(a).

     “Released Claims Against FMC Group” has the meaning set forth in Section 3.02(a).
     “Released Claims Against Pneumo Abex/PCT” has the meaning set forth in Section 3.01(b).
     “Reorganization Cases” means the cases currently pending under Chapter 11 of the Bankruptcy Code of FMC and its affiliated Debtors before the Bankruptcy Court.
     “Reversal Order” has the meaning set forth in Section 5.01 (g).
     “Settlement Approval Order” has the meaning set forth in Section 4.03.
     “Term Sheet” has the meaning set forth in the Recitals.
     “FMP/T&N Voting Determination” has the meaning set forth in Section 5.01(j)(i)(B).
     “FMP/T&N Voting Notice” has the meaning set forth in Section 5.01(j)(i)(A).
     “Trust” means a trust established in accordance with Section 524(g) of the Bankruptcy Code with respect to the Reorganization Cases, which will be a “qualified settlement fund” pursuant to Section 468B of the Internal Revenue Code of 1986, as amended, and the regulations issued pursuant thereto, and which, on and after the Effective Date is to be responsible for, among other things, Pneumo Asbestos Claims.
     “Trust Advisory Committee” means the Trust Advisory Committee appointed under the Plan to advise the Trust.
     “U.S.” means the United States of America.
     “U.S. Trustee” means the Office of the U.S. Trustee for the District of Delaware.
     “Voting Determination” has the meaning set forth in Section 5.01(a)(i)(B).
     “Voting Notice” has the meaning set forth in Section 5.01(a)(i)(A).
     “Wagner” means Wagner Electric Corporation (whose successor in interest is FMP).
     “Wagner Asbestos Claims” means any and all Claims and demands (as defined in Section 524(g)(5) of the Bankruptcy Code) (including without limitation any Claim or demand for compensatory damages; loss of consortium; medical monitoring; survivorship; wrongful death; proximate, consequential, general, special or punitive damages; reimbursement; indemnity; warranty; contribution or subrogation), whenever and however asserted, whether now existing or hereafter arising, whether in the nature of or sounding in tort, contract, warranty, conspiracy or any other theory of law, equity or admiralty whatsoever, for, attributable to, based on, arising out of or under or derivative of, directly or indirectly, physical, emotional or other personal injuries (including without limitation death resulting therefrom) caused, or allegedly caused, in whole or in part, directly or indirectly, by the presence of or exposure to asbestos or asbestos-containing products for which FMP is or could be liable and arising or allegedly arising, directly or indirectly, from acts, omissions, business, or operations of Wagner prior to the consummation of the acquisition of the Business pursuant to the 1994 APA (and which shall expressly not include any acts, omissions, business, or operations of Pneumo Abex Corporation or its predecessors).
     “Wagner Insurance Agreement” has the meaning set forth in Section 4.07.
Section 1.02 Other Definitional Provisions.
     (a) This Agreement uses the words “herein,” “hereof,” and “hereunder” and words of similar import to refer to this Agreement as a whole and not to any provision of this Agreement, and the words “Article,” “Section,” “Recitals,” and “Exhibit” refer to Articles and Sections of, the Recitals in, and Exhibits to, this Agreement unless otherwise specified.
     (b) Whenever the context so requires, the singular number includes the plural and vice versa, and a reference to one gender includes the other gender and the neuter.
     (c) Except where the context otherwise requires, the word “including” (and, with correlative meaning the word “include”) means including, without limiting the generality of any description preceding that word, and the words “shall” and “will” are used interchangeably and have the same meaning.
     (d) All references to “$” or “Dollars” are to U.S. dollars.
     (e) The phrase “order(s) confirming the Plan” includes any order approving Plan A that is separate from a confirmation order.
Section 1.03 Captions. This Agreement includes captions to Articles, Sections and subsections of, and Exhibits to, this Agreement for convenience of reference only, and these captions do not constitute a part of this Agreement for any other purpose or in any way affect the meaning or construction of any provision of this Agreement.
Section 1.04 Recitals. The Recitals are incorporated into this Agreement and made a part hereof.
ARTICLE II.
SETTLEMENT OF CLAIMS
Section 2.01 Settlement; Plan B Payment. Subject to Section 5.01, on or as soon as reasonably practicable following (but in no event later than ten (10) days after) the Plan B Date, (a) $138,000,000 (One Hundred Thirty Eight Million Dollars) in cash shall be paid to Cooper LLC from assets available for distribution under the Plan and (b) $2,000,000 (Two Million Dollars) in cash shall be paid to Pneumo Abex from assets available for distribution under the Plan (such payments are collectively referred to herein as the “Plan B Payment”) in full, final and complete satisfaction of, and in consideration of the Pneumo Parties’ release of, the Released Claims Against FMC Group. The Plan B Payment shall not be disallowed, reduced or subordinated for any reason whatsoever, and is accordingly not subject to any offset or reduction for any reason, including, but not limited to, under Section 502(d) of the Bankruptcy Code, and none of the FM Parties, the Trust, the ACC and the FCR shall take any action that is inconsistent with the foregoing. Each of the Pneumo Parties acknowledges and agrees to the treatment of the Released Claims Against FMC Group provided for herein.
ARTICLE III.
RELEASES
Section 3.01 Debtor Release of Pneumo Parties.
     (a) Release of Cooper. Effective as of the Effective Date, subject to Sections 3.03 and 5.01, and subject to the satisfaction of the condition precedent that Cooper LLC and Pneumo Abex shall have actually received the Plan B Payment as provided herein, each of the FM Parties (on behalf of themselves, their Affiliates and, to the extent permitted under applicable law, their Former Affiliates (including the Non-Debtor Affiliates), the other Debtors and all of the Estates) hereby forever releases and discharges, to the fullest extent permitted by applicable law, (i)(A) Cooper, (B) each of Cooper’s Affiliates and Former Affiliates, (C) each successor or assign of any Entity listed in (A) or (B) hereof (but only in their capacities as such), (D) each past, present and future officer, director, employee, agent and other representatives of any kind of any Entity listed in (A), (B) or (C) hereof (but only in their capacities as such), (E) each equity holder of any Entity listed in (A), (B) or (C) hereof (but only in their capacities as such), and (F) each attorney, accountant, lender, financial advisor, consultant and other representatives of any kind of any Entity listed in (A), (B), or (C) hereof (but only in their capacities as such), from any and all past, present, or future Claims, demands, causes of action, Damages, liabilities, and obligations whatsoever (whether any such Claims, demands, causes of action, Damages, liabilities or obligations are reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, whether or not the facts of or legal bases therefore are known or unknown, and whether in the nature of or sounding in tort, or under contract, warranty, or any other theory of law, equity, or admiralty), including any of the foregoing based on or related to acts or omissions that constituted or may have constituted ordinary or gross negligence or reckless, willful, or wanton misconduct, or any conduct which may result in strict liability under any applicable law, arising out of, resulting from or relating to, directly or indirectly, acts or omissions, or transactions occurring, prior to the Plan B Date, regardless of whether any such Claim, demand, cause of action, Damage, liability or obligation is asserted before or after the Plan B Date (collectively, but excluding the Excluded Claims, the “Released Claims Against Cooper”) and (ii) any and all rights under and benefits of Cal. Civ. Code § 1542, any other similar state statute and any common law to the extent the same would limit the effectiveness or binding nature of the release of the Released Claims Against Cooper contained herein.
     (b) Release of Pneumo Abex/PCT. Effective as of the Effective Date, subject to Sections 3.03 and 5.01, and subject to the satisfaction of the condition precedent that Cooper LLC and Pneumo Abex shall have actually received the Plan B Payment as provided herein, each of the FM Parties (on behalf of themselves, their Affiliates and, to the extent permitted under applicable law, Former Affiliates (including the Non-Debtor Affiliates), the other Debtors and all of the Estates) hereby forever releases and discharges, to the fullest extent permitted by applicable law, (i) (A) Pneumo Abex, (B) PCT, (C) each of Pneumo Abex’s and PCT’s respective Affiliates and Former Affiliates, (D) each successor or assign of any Entity listed in (A), (B) or (C) hereof (but only in their capacities as such), (E) each past, present and future officer, director, employee, agent and other representatives of any kind of any Entity listed in (A), (B), (C) or (D) hereof (but only in their capacities as such), (F) each equity holder of any Entity listed in (A), (B), (C) or (D) hereof (but only in their capacities as such), and (G) each attorney, accountant, lender, financial advisor, consultant and other representatives of any kind of any Entity listed in (A), (B), (C) or (D) hereof (but only in their capacities as such), from any and all past, present, or future Claims, demands, causes of action, Damages, liabilities, and obligations whatsoever (whether any such Claims, demands, causes of action, Damages, liabilities or obligations are reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, whether or not the facts of or legal bases therefore are known or unknown, and whether in the nature of or sounding in tort, or under contract, warranty, or any other theory of law, equity, or admiralty), including any of the foregoing based on or related to acts or omissions that constituted or may have constituted ordinary or gross negligence or reckless, willful, or wanton misconduct, or any conduct which may result in strict liability under any applicable law, arising out of, resulting from or relating to, directly or indirectly, acts or omissions, or transactions occurring, prior to the Plan B Date, regardless of whether any such Claim, demand, cause of action, Damage, liability or obligation is asserted before or after the Plan B Date (collectively, but excluding the Excluded Claims, the “Released Claims Against Pneumo Abex/PCT”) and (ii) any and all rights under and benefits of Cal. Civ. Code § 1542, any other similar state statute and any common law to the extent the same would limit the effectiveness or binding nature of the release of the Released Claims Against Pneumo Abex/PCT contained herein.
     (c) Each Entity referenced in Section 3.01(a)(i) or (b)(i) not a party hereto is an intended third party beneficiary of Sections 3.01(a) and (b), as applicable.
Section 3.02 Pneumo Party Release of FMC Group.
     (a) Effective as of the Effective Date, subject to Sections 3.03 and 5.01, and subject to the satisfaction of the condition precedent that Cooper LLC and Pneumo Abex shall have actually received the Plan B Payment as provided herein, Cooper (on behalf of itself and each of its respective Affiliates and, to the extent permitted under applicable law, Former Affiliates) and each of PCT and Pneumo Abex (on behalf of themselves and each of their respective Affiliates and, to the extent permitted under applicable law, Former Affiliates) hereby forever releases and discharges, to the fullest extent permitted by applicable law, (i) (A) the FM Parties, (B) the other Debtors, (C) each of the FM Parties’ and Debtors’ respective Affiliates and Former Affiliates, (D) each successor or assign of any Entity listed in (A), (B) or (C) hereof (but only in their capacities as such), (E) each past, present and future officer, director, employee, agent and other representatives of any kind of any Entity listed in (A), (B), (C) or (D) hereof (but only in their capacities as such), (F) each equity holder of any Entity listed in (A), (B), (C) or (D) hereof (but only in their capacities as such), and (G) each attorney, accountant, lender, financial advisor, consultant and other representatives of any kind of any Entity listed in (A), (B), (C) or (D) hereof

(but only in their capacities as such), from any and all past, present, or future Claims, demands, causes of action, Damages, liabilities, and obligations whatsoever (whether any such Claims, demands, causes of action, Damages, liabilities or obligations are reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, whether or not the facts of or legal bases therefore are known or unknown, and whether in the nature of or sounding in tort, or under contract, warranty, or any other theory of law, equity, or admiralty), including any of the foregoing based on or related to acts or omissions that constituted or may have constituted ordinary or gross negligence or reckless, willful, or wanton misconduct, or any conduct which may result in strict liability under any applicable law, arising out of, resulting from or relating to, directly or indirectly, acts or omissions, or transactions occurring, prior to the Plan B Date, regardless of whether any such Claim, demand, cause of action, Damage, liability or obligation is asserted before or after the Plan B Date, including the Asserted Claims (collectively, but excluding the Excluded Claims, the “Released Claims Against FMC Group”) and (ii) any and all rights under and benefits of Cal. Civ. Code § 1542, any other similar state statute and any common law to the extent the same would limit the effectiveness or binding nature of the release of the Released Claims Against FMC Group contained herein.
     (b) Each Entity referenced in Section 3.02(a)(i) not a party hereto is an intended third party beneficiary of Section 3.02(a).
Section 3.03 Limitation on Releases. Notwithstanding any provision herein to the contrary, the Released Claims Against Cooper, the Released Claims Against PCT/Pneumo Abex and the Released Claims Against FMC Group shall not include, and nothing in this Agreement shall be deemed to release, any Claims, demands, causes of action, Damages, liabilities, or obligations arising out of, resulting from or relating to any of the following (collectively, the “Excluded Claims”):
     (a) the obligations of the Pneumo Parties, the FM Parties, the FCR or the ACC under this Agreement, the Plan A Documents, the Plan, Modified Plan or the Plan Documents;
     (b) Cooper’s right to the refund of $1,651,870 paid by Cooper to FMC pursuant to Section 4.b of that certain Agreement dated as of December 26, 2003 between FMC and Cooper Industries, Inc. (whose successor in interest is Cooper LLC) relating to the carry back of losses from the 2002 tax years of Champion Spark Plug Company and Moog Automotive Products, Inc. to Cooper’s 1998 and prior tax years or the other terms of such Agreement dated as of December 26, 2003, all of which terms shall apply independent of this Agreement;
     (c) Pneumo Abex’s rights under Section 5.2 of the Pneumo Settlement Agreement;
     (d) any contractual rights, remedies or obligations between Pneumo Abex and its Affiliates and Former Affiliates, on the one hand, and Cooper and its Affiliates and Former Affiliates, on the other hand;
     (e) obligations under that certain letter agreement dated November 20, 2003 from FMC and Federal-Mogul Canada Ltd. to Cooper Industries regarding 177 Pinebrush Road, Cambridge, Ontario;

     (f) FMP’s rights under Section 5.1 of the Pneumo Settlement Agreement, FMP’s rights under Section 11.6 of the 1994 APA (including the Insurance Agreement) with respect to amounts paid and costs incurred by FMP prior to October 1, 2001 in connection with Pneumo Asbestos Claims and FMP’s rights to receive insurance proceeds, to the extent collected, under Section 5.25(b) of the PSA with respect to amounts paid and costs incurred by FMP prior to October 1, 2001 in connection with Pneumo Asbestos Claims;
     (g) FMP’s rights under Section 7.1 of the Pneumo Settlement Agreement; or
     (h) PepsiAmericas, Inc., any predecessor in interest of PepsiAmericas, Inc. on as to any of the foregoing, any of their respective Affiliates and Former Affiliates (other than any predecessor in interest (whether through the acquisition of stock, assets, lines of business or otherwise) of PepsiAmericas, Inc. or any of their respective Affiliates and Former Affiliates, to , the extent such predecessor is also a predecessor of Pneumo Abex or a Former Affiliate of such predecessor of Pneumo Abex).
Section 3.04 Release and Termination of PSA.
     (a) Effective as of the Effective Date, subject to Sections 3.03 and 5.01 and the condition precedent that Cooper LLC and Pneumo Abex shall have actually received the Plan B Payment as provided herein, (i) the FM Parties (on behalf of themselves, their Affiliates and, to the extent permitted under applicable law, Former Affiliates, the other Buyers and the PSA Buyer Indemnified Parties) hereby forever release Cooper and each of its Affiliates and Former Affiliates in full from any and all indemnification obligations under the PSA and agree that any and all ongoing obligations that Cooper or any of its Affiliates or Former Affiliates may have under the PSA are hereby terminated in full and of no further force or effect, and (ii) Cooper LLC (on behalf of itself, its Affiliates and, to the extent permitted under applicable law, Former Affiliates and the PSA Seller Indemnified Parties) hereby forever releases the Buyers and each of their Affiliates and Former Affiliates in full from any and all indemnification obligations under the PSA and agrees that any and all ongoing obligations that the Buyers or any of their Affiliates or Former Affiliates may have under the PSA are hereby terminated in full and of no further force or effect.
     (b) Nothing contained in Section 3.04 shall be deemed to limit the generality of Sections 3.01 and 3.02, which, subject to the limitations set forth in Section 3.03, are intended to effect complete and general releases of all past, present, or future Claims, demands, causes of action, Damages, liabilities, and obligations whatsoever arising out of, resulting from or relating to, directly or indirectly, acts or omissions, or transactions occurring, prior to the Plan B Date.
Section 3.05 Releases Under 1994 APA.
     (a) Effective as of the Effective Date, subject to Sections 3.03 and Section 5.01 and the condition precedent that Cooper LLC and Pneumo Abex shall have actually received the Plan B Payment as provided herein, (i) FMP, as successor to Wagner Electric Corporation, (on behalf of itself, its Affiliates and, to the extent permitted under applicable law, Former Affiliates and the 1994 Buyer Indemnified Parties) hereby forever releases Pneumo Abex and its Affiliates and Former Affiliates in full from any and all indemnification obligations under the 1994 APA, and

(ii) Pneumo Abex (on behalf of itself, its Affiliates and, to the extent permitted under applicable law, Former Affiliates and the 1994 APA Seller Indemnified Parties) hereby forever releases FMP, as successor to Wagner Electric Corporation, the other Debtors, the Non-Debtor Affiliates, and the Affiliates and Former Affiliates of FMP, the other Debtors and the Non-Debtor Affiliates, in full from any and all indemnification obligations under the 1994 APA; provided however that the foregoing releases shall not release Cooper LLC from its obligations under the Mutual Guaranty and Cooper LLC shall continue to honor and perform its obligations under the Mutual Guaranty as if the 1994 APA remained in effect and fully enforceable against Wagner Electric Corporation, its successors and assigns, without regard to any performance or other obligations of Pneumo Abex thereunder; and provided further that Cooper LLC shall continue to have such rights as are afforded to it under that certain Interim Letter Agreement dated October 23, 2001 among Cooper LLC, MAFCO Consolidated Group Inc. and Pneumo Abex Corporation notwithstanding the foregoing releases and the foregoing releases shall not change or affect in any manner any of the rights of any of the parties to such Interim Letter Agreement dated October 23,2001 in respect thereof.
     (b) Nothing contained in Section 3.05 shall be deemed to limit the generality of Sections 3.01 and 3.02, which, subject to the limitations set forth in Section 3.03, are intended to effect complete and general releases of all past, present, or future Claims, demands, causes of action, Damages, liabilities, and obligations whatsoever arising out of, resulting from or relating to, directly or indirectly, acts or omissions, or transactions occurring, prior to the Plan B Date.
Section 3.06 Release of Pneumo Asbestos Claims. From and after the Plan B Date, subject to Section 5.01 and the condition precedent that Cooper LLC and Pneumo Abex shall have actually received the Plan B Payment as provided herein, Cooper LLC shall use reasonable efforts (which shall not involve additional cost to Cooper LLC) to obtain appropriate releases in favor of FMP and the Trust from holders of Pneumo Asbestos Claims in connection with the payment of such Pneumo Asbestos Claims. In addition, from and after the Plan B Date, upon reasonable request from the Trust, and subject to Section 5.01 and the condition precedent that Cooper LLC and Pneumo Abex shall have actually received the Plan B Payment as provided herein, Cooper shall promptly provide the Trust with such information in Cooper’s possession regarding the resolution of any Pneumo Asbestos Claim as may be reasonably necessary to enable the Trust to prevent double payment of such Pneumo Asbestos Claim.
ARTICLE IV.
CERTAIN COVENANTS
Section 4.01 Certain Obligations of the FM Parties. The FM Parties agree as follows (and with respect to the matters in clauses (a) through (d), to do the same as soon as reasonably practicable after the Execution Date):
     (a) to cause the Plan, the Plan Documents or any alternative plan of reorganization proposed by any of the Debtors (including any Materially Changed Plan), the ACC or the FCR to provide for the Plan B Payment on the terms and subject to the conditions set forth herein and to otherwise be amended to implement this Agreement (including the payment provisions and restrictions set forth in Sections 2.01, 4.08 and 4.09, respectively, and the releases by or on behalf of the Debtors set forth in Article III);

     (b) to provide Cooper with the opportunity to comment on, and to incorporate all reasonable comments provided by or on behalf of Cooper to the extent related to Cooper or this Agreement into, the Plan, the Plan Documents and any disclosure documents to be used in soliciting acceptances of the Plan (including the Disclosure Statement), and to provide Pneumo Abex with the opportunity to comment on, and to incorporate all reasonable comments provided by or on behalf of Pneumo Abex to the extent directly related to this Agreement and Pneumo Abex or PCT into, the Plan, the Plan Documents and any disclosure documents to be used In soliciting acceptances of the Plan (including the Disclosure Statement);
     (c) to cause the Plan and the Plan Documents to provide that provisions of the Plan and the Plan Documents related to this Agreement may not be modified or amended (i) without the prior written approval of Cooper LLC or Cooper Ltd and (ii) to the extent directly related to Pneumo Abex’s or PCT’s rights or obligations under this Agreement and directly related to Pneumo Abex or PCT, without the prior written approval of Pneumo Abex, such approval not to be unreasonably withheld;
     (d) except with respect to a Qualifying Materially Changed Plan, to cause the Plan, the Plan Documents and such other documents as are necessary (including the trust agreement for the Trust) to provide that, on the Effective Date, the Trust will be bound by this Agreement;
     (e) that any future modifications to the Plan or Plan Documents that they or any of the other Debtors may seek or support shall not contain provisions that adversely affect the rights of the Pneumo Parties under this Agreement (as the same may be amended or modified from time to time in accordance herewith);
     (f) that if at least seventy-five percent (75%) of the holders of Class 5J Claims and/or Class 6J Claims, respectively, voting in respect of the Plan do not vote in favor of the Plan by the applicable voting deadline (as the same may be extended) and any plan of reorganization with respect to the Debtors (whether the Plan, the Modified Plan or a Materially Changed Plan) thereafter includes or provides for the issuance of an injunction under Section 524(g) of the Bankruptcy Code in the case of FMP, to cause such plan of reorganization to include Plan A; and
     (g) that if at least seventy-five percent (75%) of the holders of Class 5J Claims voting in respect of the Plan vote in favor of the Plan by the applicable voting deadline (as the same may be extended) and at least seventy-five percent (75%) of the holders of Class 6J Claims voting in respect of the Plan do not vote in favor of the Plan by the applicable voting deadline (as the same may be extended) and any plan of reorganization with respect to the Debtors (whether the Plan, the Modified Plan or a Materially Changed Plan) thereafter includes or provides for the issuance of an injunction under Section 524(g) of the Bankruptcy Code in the case of T&N Limited, to cause such plan of reorganization to include Plan A.
Section 4.02 Cooperation. Each of the FCR and the ACC shall use their best efforts to support the FM Parties’ efforts to accomplish the matters set forth in Section 4.01.
Section 4.03 Motion to Approve Settlement. Not later than two Business Days after the execution of this Agreement by all parties hereto, the FM Parties, the FCR and the ACC shall file a motion in the Bankruptcy Court substantially in the form of Exhibit 4.03(a) hereto (the “9019

Motion”) seeking entry of an order, which shall be in the form of Exhibit 4.03(b) hereto or such other form as is (a) reasonably satisfactory to each of the FM Parties, the FCR, the ACC and Cooper and (b) to the extent directly related to Pneumo Abex’s or PCT’s rights or obligations under Section 2.01, 3.01(b), 3.02(a), 3.03(c), 3.03(d), 3.03(h), 3.05(a), 3.05(b), 4.01(b), 4.01(c), 4.01(d), 4.01(e), 4.04, 4.08, 4.09, 4.10, 4.1l(a), 5.01(a), 5.01(c), 5.02, 7.01(b)(ii) or 8.02, reasonably satisfactory to Pneumo Abex and PCT, approving this Agreement (the “Settlement Approval Order”). The FM Parties, the FCR and the ACC shall use their best efforts to cause the 9019 Motion to be approved and the Settlement Approval Order to be issued. If any Entity appeals the Settlement Approval Order, the FM Parties, the FCR and the ACC shall join in opposing any such appeal and shall take all reasonable steps to ensure that the Settlement Approval Order becomes a Final Order.
Section 4.04 Voting by Pneumo Parties. Each of the Pneumo Parties shall, to the extent permitted to vote, vote in favor of, and shall not object to confirmation of, the Plan or any alternative plan of reorganization proposed by any of the Debtors (including any Materially Changed Plan) provided that the Pneumo Parties shall only be obligated to so vote and not object if the Plan or any such alternative plan of reorganization (including a Materially Changed Plan) and related Plan Documents contain provisions (x) necessary or desirable to effectuate the settlements contemplated by the Term Sheet, including (A) the Plan B Payment on the terms and subject to the conditions set forth in this Agreement (and otherwise implementing this Agreement) and (B) Plan A (unless the conditions of Sections 4.1l(a)(i) and (ii) have been met, in which case Plan A would no longer be required to be included in a Materially Changed Plan), and (y) with respect to issues or provisions directly affecting Cooper, otherwise reasonably satisfactory to Cooper. Notwithstanding any other provision of this Agreement, (a) if the 9019 Motion is denied prior to, or the Settlement Approval Order has not been issued or, if issued, has not become a Final Order by, the date that is 20 days prior to the deadline fixed by the Bankruptcy Court after the Execution Date for filing objections to confirmation of the Plan or any alternative plan of reorganization proposed by any of the Debtors (including any Materially Changed Plan), the Pneumo Parties shall not be required to vote in favor of the Plan or any such alternative plan of reorganization (including any Materially Changed Plan) and may raise any objection available to any of them with respect to any matter in the Reorganization Cases and (b) if any plan of reorganization other than the Modified Plan is proposed (other than a Materially Changed Plan proposed after the conditions of Sections 4.11(a)(i) and (ii) have been met), the Pneumo Parties may raise any objection available to any of them with respect to any matter in the Reorganization Cases.
Section 4.05 Stay of Pending Appeal. Each of the parties to the appeal will use its reasonable efforts to cause the existing stay of the appeal in the case entitled Cooper Industries, LLC v. Federal-Mogul Global, Inc., Case No. 05-3495 (3d Cir. filed July 25, 2005) to remain in effect until the Effective Date.
Section 4.06 Specific Performance. Notwithstanding any other provision of this Agreement to the contrary, the parties acknowledge that a breach by any party of its obligations under Sections 4.01 through 4.05 (inclusive) and Sections 4.08, 4.09 and 4.10 will cause irreparable harm to the non-breaching party(ies) and such harm cannot be compensated adequately by money damages alone. Accordingly, the non-breaching party(ies) shall be entitled to specific performance of the obligations of any breaching party at any time after the entry of the Settlement Approval Order.

Section 4.07 Documentation of Agreement Set Forth in Section 9(a) of Term Sheet. Cooper and FMP shall enter into an agreement with respect to the Partitioning Agreement as described by Section 9 of the Term Sheet, which agreement shall be substantially in the form of Exhibit 4.07 attached hereto (the “Wagner Insurance Agreement”), effective as of the Effective Date (provided that either the Effective Date constitutes the Plan A Effective Date or the Plan B Date occurs).
Section 4.08 Restriction on Payments Under Plan. If the Plan B Effective Date occurs, the FM Parties shall not make any payment, distribution or contribution, and the FM Parties shall cause the other Debtors, the Non-Debtor Affiliates and any disbursing agent under the Plan not to make any payment, distribution or contribution, under the Plan (other than a payment, distribution or contribution to the Trust or other Entity necessary to make the Plan B Payment and which payment, distribution or contribution (or the cash proceeds thereof) is actually used by the Trust or such other Entity to make the Plan B Payment to Cooper LLC and Pneumo Abex in accordance with Section 2.01) prior to the time the Plan B Payment in full in cash is made by wire transfer of immediately available funds to Cooper LLC and Pneumo Abex in accordance with Section 2.01.
Section 4.09 Segregation of Assets. If (a) the Plan A Effective Date occurs and the order(s) confirming the Plan are not Final Orders as of the Plan A Effective Date, (b) the Interim Plan A Effective Date occurs or (c) the Interim Plan B Effective Date occurs, then the FM Parties shall not make any payment, distribution or contribution, and the FM Parties shall cause the other Debtors, the Non-Debtor Affiliates and any disbursing agent under the Plan not to make any payment, distribution or contribution, under the Plan until a segregated, interest bearing escrow account (the “Escrow Account”) shall be created and funded with (i) $140 million in cash or cash equivalents, which shall be held in such escrow account and shall only be used to make the Plan B Payment to Cooper LLC and Pneumo Abex, as applicable, or (ii) such other assets, which shall be held in such Escrow Account and used solely to make the Plan B Payment, as may be acceptable to Cooper LLC and Pneumo Abex, each acting in its sole discretion. Notwithstanding the foregoing, the Debtors, the Non-Debtor Affiliates and any disbursing agent under the Plan may make a payment, distribution or contribution to the Trust or other Entity in an amount necessary to fund the Escrow Account if such payment, distribution or contribution (or the cash proceeds thereof) is actually used by the Trust or such other Entity to fund the Escrow Account in accordance with the foregoing. The Escrow Account shall be maintained and the assets therein used only to make the Plan B Payment in accordance herewith upon the occurrence of the Plan B Date unless and until such time as the order(s) confirming the Plan (including Plan A) become Final Orders (which includes, in the case of the Interim Plan A Effective Date or the Interim Plan B Effective Date, that the Pneumo Protected Party Injunction has become effective pursuant to a Final Order), after which time the assets held in such Escrow Account shall be utilized in accordance with the Plan. If the Plan B Payment is required to be paid to Cooper LLC and Pneumo Abex as provided herein, (1) interest accruing from the date the Escrow Account is established until December 31, 2007 on amounts held in the Escrow Account shall be paid to the Debtors and (2) interest accruing after December 31, 2007 through the date the Plan B Payment is made on amounts held in the Escrow Account shall be paid as follows: (x) 138/140 of such interest shall be paid to Cooper LLC and (y) 2/140 of such interest shall be paid to Pneumo Abex.

Section 4.10 Plan/Confirmation Order Provisions.
     (a) FMP and FMC shall cause the Plan, all applicable Plan Documents and any order(s) confirming the Plan (i) to provide for the obligation to make the Plan B Payment from assets available for distribution under the Plan as provided herein and that the Plan Proponents shall otherwise be bound by and perform, as applicable, the provisions of Sections 2.01, 4.08 and 4.09, and (ii) to include such other provisions reasonably acceptable to Cooper LLC and Pneumo Abex as may be necessary or reasonably desirable to cause the Trust, the Debtors, the FCR, the ACC and any other party in interest to be bound (x) by the requirement that the Plan B Payment be made in cash from assets available for distribution under the Plan as described by the provisions of Section 2.01, and (y) by the provisions of Sections 4.08 and 4.09.
     (b) Each of the FCR and the ACC shall use its best efforts to accomplish the matters set forth in Section 4.10(a) and shall not take any action that is inconsistent with any of the provisions of Sections 2.01, 4.08 and 4.09.
     (c) If the Plan, all applicable Plan Documents and any order(s) confirming the Plan do not contain the provisions required by Section 4.10(a), the Plan shall not become effective and the Effective Date shall not occur and none of the FM Parties, the ACC and the FCR shall take any action to cause the Plan to become effective or the Effective Date to occur.
Section 4.11 Termination of Asbestos Participation in Plan.
     (a) If:
          (i) FMC and/or FMP propose a plan of reorganization that is materially different from the Plan on file with the Bankruptcy Court immediately prior to the Execution Date or the Modified Plan (a “Materially Changed Plan”) as a result of (A) the Bankruptcy Court or the U.S. District Court for the District of Delaware failing to confirm the Plan, (B) the company voluntary arrangements of valuable U.K. Debtors not being approved, (C) one or more of the principal deals underlying the current form of the Plan no longer being viable and one or more of the Plan Proponents no longer supporting the Plan, (D) either (or both) of the Class 5J Claims or the Class 6J Claims votes to reject the Plan, or (E) some other event that jeopardizes the success of the current form of the Plan other than the passage of the FAIR Act, and
          (ii) Articles II and III of this Agreement have become effective pursuant to Section 5.01, then FMC and/or FMP shall continue to have all of the rights and obligations set forth in this Agreement (including those under the Plan B portion of the Wagner Insurance Agreement to be entered into pursuant to Section 4.07), and the Pneumo Parties shall continue to have all of their respective rights and obligations set forth in this Agreement (including those under the Plan B portion of the Wagner Insurance Agreement to be entered into pursuant to Section 4.07), in each case as if references herein to the Plan were references to the Materially Changed Plan. For the avoidance of doubt, any Materially Changed Plan must provide that the Plan B Payment shall be made to Cooper LLC and Pneumo Abex on the effective date of any such Materially Changed Plan and before any other payment, distribution or contribution under that Materially Changed

Plan is made (other than a payment, distribution or contribution necessary to make the Plan B Payment to an Entity that will make the Plan B Payment and which payment, distribution or contribution (or the cash proceeds thereof) is actually used by the receiving Entity to make the Plan B Payment to Cooper LLC and Pneumo Abex in accordance with Section 2.01).
     (b) If FMC and/or FMP propose a Materially Changed Plan for any of the reasons set forth in Section 4.1l(a)(i) and either the ACC or the FCR are not proponents of such Materially Changed Plan, the ACC or the FCR may raise any objection available to either of them with respect to confirmation of such Materially Changed Plan other than any objection based on any provision contained in such Materially Changed Plan (i) that relates to the Plan B Payment to be made under this Agreement, (ii) that gives effect to Section 2.01, 4.08 or 4.09, or (iii) that relates to the Wagner Insurance Agreement. For the avoidance of doubt, the ACC and the FCR agree not to oppose in any way the Plan B Payment or any of the protections provided in Section 2.01 with respect to any Materially Changed Plan.
ARTICLE V.
EFFECTIVENESS OF ARTICLES II AND III
Section 5.01 Conditions. Articles II and III of this Agreement and the parties’ obligations thereunder shall only become effective (and shall thereafter remain effective unless this Agreement is terminated in accordance with Article VII hereof) as follows (and upon the first to occur of the following):
     (a) Voting of Pneumo Asbestos Claims.
          (i) Not later than fifteen days after the applicable voting deadline (as the same may be extended) with respect to the Modified Plan, FMP shall either (A) notify the Pneumo Parties in writing as to whether seventy-five percent (75%) of the holders of Pneumo Asbestos Claims voting in respect of the Plan voted in favor of Plan A by the applicable voting deadline (as the same may be extended), which notice shall contain reasonable detail supporting FMP’s conclusion regarding the same (the “Voting Notice”) or (B) seek a determination by the Bankruptcy Court as to whether the requirements of Section 524(g)(2)(B)(ii)(IV)(bb) have been satisfied with respect to holders of Pneumo Asbestos Claims (a “Voting Determination”).
          (ii) If FMP provides the Voting Notice, FMP shall provide, or cause to be provided, access to the Pneumo Parties, promptly upon request, to all information (and copies of all relevant documentation) regarding the tabulation of votes by holders of Pneumo Asbestos Claims and otherwise supporting FMP’s statements in the Voting Notice. If any of the Pneumo Parties disagrees with the conclusion in the Voting Notice, such Pneumo Party may seek a Voting Determination by the Bankruptcy Court. If the Pneumo Parties notify FMP that they agree with FMP’s conclusions in the Voting Notice or fail to seek a Voting Determination by (or on) the date that is fifteen days after the date it receives the Voting Notice, the conclusion reached in the Voting Notice shall be binding on the parties (effective as of the date of the Pneumo Parties’ notice of agreement or the sixteenth day after the Voting Notice is delivered, as applicable). If the Voting Notice becomes binding on the parties in accordance with the foregoing and the Voting Notice states that at least seventy-five percent (75%) of the holders of Pneumo Asbestos Claims voting in respect of the Plan did not vote in favor of Plan A by the applicable voting deadline (as the same may be extended), then Articles II and III of this Agreement and the parties’ obligations thereunder shall become effective on the date the Voting Notice becomes binding on the parties.
          (iii) If a Voting Determination is sought by either FMP or a Pneumo Party and the Bankruptcy Court’s ruling in respect of the Voting Determination states that the requirements of Section 524(g)(2)(B)(ii)(IV)(bb) have not been satisfied with respect to holders of Pneumo Asbestos Claims, then Articles II and III of this Agreement and the parties’ obligations thereunder shall become effective on the date the Bankruptcy Court issues such ruling; or
     (b) Certain Court Rulings Regarding Plan A Prior to the Plan A Effective Date. If (i) a court of competent jurisdiction rules after the Execution Date but prior to the Plan A Effective Date that the Pneumo Protected Party Injunction (after giving effect to any and all deletions of Entities from the definition of Pneumo Protected Party as described in such definition) cannot be issued in accordance with applicable law or (ii) after solicitation of votes in respect of Plan A but prior to the occurrence of the Plan A Effective Date, confirmation of Plan A in compliance with applicable court rulings would require that one or more amendments be made to the Plan and, solely as a result of such amendment(s), a re-solicitation of votes in respect of the Plan would be required, then in either such event and at any time thereafter either Cooper LLC or FMP may cause Articles II and III of this Agreement and the parties’ obligations thereunder to become effective upon delivery of written notice to the other parties hereto; or
     (c) Consensus. Upon the mutual written consent of each of Cooper LLC, FMP, the FCR, ACC, Pneumo Abex and PCT, Articles II and III of this Agreement and the parties’ obligations thereunder shall become effective as of the date of such consent; or
     (d) Failure to Agree on Documentation. If either Cooper Ltd or Cooper LLC has the right to terminate this Agreement pursuant to Section 7.01(b)(ii) but notifies the other parties hereto that it is forever waiving such termination right, then Articles II and III of this Agreement and the parties’ obligations thereunder shall become effective upon delivery of such notice; or
     (e) Effectiveness Stayed Pending Appeal. If an appeal of any portion of the order(s) confirming the Plan with respect to Plan A is commenced and the effectiveness of the Plan as a whole is stayed, solely because of issues in Plan A, pending such appeal, then during the pendency of such appeal, FMP, with the consent of the ACC and the FCR until the six month anniversary of such stay of the Plan as a whole, and without the consent of the ACC and the FCR on and after the six month anniversary of such stay of the Plan as a whole, may cause Articles II and III of this Agreement and the parties’ obligations thereunder to become effective upon delivery of written notice to the other parties hereto; or
     (f) Appeal Pending After Six Months. If (i) the Plan A Effective Date, the Interim Plan A Effective Date or the Interim Plan B Effective Date has occurred and (ii) either (x) in the case of the Plan A Effective Date or the Interim Plan A Effective Date, an appeal of any portion of the order(s) confirming the Plan with respect to Plan A is commenced and remains pending on the six month anniversary of the Plan A Effective Date or the Interim Plan A Effective Date, as applicable, or (y) in the case of the Interim Plan B Effective Date, an appeal of any order declining to confirm the Plan with respect to Plan A or declining to issue the Pneumo Protected

Party Injunction is commenced and remains pending on the six month anniversary of the Interim Plan B Effective Date, then, at any time thereafter during the pendency of any such appeal, any of Cooper LLC, Cooper Ltd, FMP, FMC, the Trust, the Trust Advisory Committee or the FCR may cause Articles II and III of this Agreement and the parties’ obligations thereunder to become effective upon delivery of written notice to the other parties hereto; or
     (g) Re-solicitation Issues On Reversal of Plan A Confirmation. If (x) the order(s) confirming the Plan is reversed with respect to Plan A pursuant to an order of a court of competent jurisdiction (a “Reversal Order”) and (y) the resolution of the issues in Plan A giving rise to the reversal of a portion of the order(s) confirming the Plan involving Plan A would require one or more amendments to the Plan, and solely as a result of such amendments, a re-solicitation of votes in respect of the Plan would be required, then Articles II and III of this Agreement and the parties’ obligations thereunder shall become effective on the date such Reversal Order becomes a Final Order (or on such earlier date as Cooper LLC or Cooper Ltd may request by written notice to the other parties hereto provided that such notice may not be provided until the earlier of (i) the six month anniversary of the entry of the Reversal Order, and (ii) the date on which none of the Debtors, the FCR or the ACC are, in the reasonable determination of Cooper, diligently pursuing an appeal or petition for review, rehearing or certiorari with respect to the Reversal Order); or
     (h) Failure to Approve Plan A Due to Issues Involving Representative of Future Claimants. If, either at the hearing to confirm the Plan or by order following such hearing, the Bankruptcy Court (or, if applicable, the District Court) rules that it cannot confirm the Plan A portion of the Plan either because (i) a representative of future holders of Pneumo Asbestos Claims other than the FCR has been appointed and opposes Plan A, or (ii) a representative of future holders of Pneumo Asbestos Claims other than the FCR has not been appointed in the Reorganization Cases, then any of Cooper LLC, Cooper Ltd, FMC, FMP, the ACC and the FCR may cause Articles II and III of this Agreement and the parties’ obligations thereunder to become effective by so advising the Bankruptcy Court (or, if applicable, the District Court) on the record before the conclusion of the hearing to confirm the Plan or by filing a notice with the Bankruptcy Court or the District Court, as the case may be, following entry of such order, as applicable; or
     (i) Stay of Pneumo Protected Party Injunction. If the Pneumo Protected Party Injunction is issued in accordance with Section 524(g) of the Bankruptcy Code but stayed, then on the 150th day following the entry of such stay and at any time thereafter (provided such stay is still in effect) Cooper LLC or Cooper Ltd may cause Articles II and III of this Agreement and the parties’ obligations thereunder to become effective upon delivery of written notice to the other parties hereto; or
     (j) Voting of FMP and T&N Limited Asbestos Personal Injury Claims.
          (i) Not later than fifteen days after the applicable voting deadline (as the same may be extended) with respect to the Modified Plan, FMC shall either (A) notify the Pneumo Parties in writing as to whether seventy-five percent (75%) of the holders of asbestos personal injury claims against FMP (Class 5J under the Plan on file with the Bankruptcy Court immediately prior to the Execution Date)(“Class 5J Claims”) and seventy-five percent (75%) of the holders of asbestos personal injury claims against T&N Limited (Class 6J under the Modified

Plan) (“Class 6J Claims”), respectively, voting in respect of the Plan voted in favor of the Plan by the applicable voting deadline (as the same may be extended), which notice shall contain reasonable detail supporting FMC’s conclusion regarding the same (the “FMP/T&N Voting Notice”) or (B) seek a determination by the Bankruptcy Court as to whether the requirements of Section 524(g)(2)(B)(ii)(IV)(bb) have been satisfied with respect to each or either of the Class 5J Claims and the Class 6J Claims (an “FMP/T&N Voting Determination”).
          (ii) If FMC provides the FMP/T&N Voting Notice, FMC shall provide, or cause to be provided, access to the Pneumo Parties, promptly upon request, to all information (and copies of all relevant documentation) regarding the tabulation of votes by holders of Class 5J Claims and Class 6J Claims and otherwise supporting FMC’s statements in the FMP/T&N Voting Notice. If any of the Pneumo Parties disagrees with the conclusions in the FMB/T&N Voting Notice, such Pneumo Party may seek an FMP/T&N Voting Determination by the Bankruptcy Court. If the Pneumo Parties notify FMC that they agree with FMC’s conclusions in the FMP/T&N Voting Notice or fail to seek an FMP/T&N Voting Determination by (or on) the date that is fifteen days after the date it receives the FMP/T&N Voting Notice, the conclusion reached in the FMP/T&N Voting Notice shall be binding on the parties (effective as of the date of the Pneumo Parties’ notice of agreement or the sixteenth day after the FMP/T&N Voting Notice is delivered, as applicable). If the FMP/T&N Voting Notice becomes binding on the parties in accordance with the foregoing and the FMP/T&N Voting Notice states that at least seventy-five percent (75%) of the holders of Class 5J Claims and/or Class 6J Claims, respectively, voting in respect of the Plan did not vote in favor of the Plan by the applicable voting deadline (as the same may be extended) and thereafter a confirmed plan of reorganization with respect to the Debtors (whether the Plan, the Modified Plan or a Materially Changed Plan) that does not include or provide for the issuance of an injunction under Section 524(g) of the Bankruptcy Code in the case of FMP becomes effective, then Articles II and III of this Agreement and the parties’ obligations thereunder shall become effective on the effective date of such plan of reorganization.
          (iii) If an FMP/T&N Voting Determination is sought by either FMC or a Pneumo Party and the Bankruptcy Court’s ruling in respect of the FMP/T&N Voting Determination states that the requirements of Section 524(g)(2)(B)(ii)(IV)(bb) have not been satisfied with respect to holders of Class 5J Claims and/or Class 6J Claims, respectively, and thereafter a confirmed plan of reorganization with respect to the Debtors (whether the Plan, the Modified Plan or a Materially Changed Plan) that does not include or provide for the issuance of an injunction under Section 524(g) of the Bankruptcy Code in the case of FMP becomes effective, then Articles II and III of this Agreement and the parties’ obligations thereunder shall become effective on the effective date of such plan of reorganization.
The foregoing provisions of this Section 5.01 shall be read as independent of each other, such that if any of the foregoing provisions is satisfied, Articles II and III of this Agreement and the parties’ obligations thereunder shall become effective without regard to any of the other potentially applicable provisions of this Section 5.01 that may not be satisfied and the parties agree not to assert that any such other provisions take precedence over the satisfied provision.
Section 5.02 Pneumo Abex Consultation Rights. If Cooper intends to exercise any right it has under Section 5.01(b), Section 5.01(f) or Section 5.01(i), Cooper LLC or Cooper Ltd, as

applicable, shall provide Pneumo Abex with advance notice of its intent to exercise such right and shall provide Pneumo Abex with reasonable opportunity to meet with and/or discuss Cooper’s decision for a period of five Business Days following such notice (after which time Cooper may exercise its rights under Section 5.01(b), Section 5.01(f) or Section 5.01(i) in its sole discretion).
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES
Section 6.01 Representations and Warranties of the FM Parties. Each of the FM Parties represents and warrants to the other parties to this Agreement that, as of the Execution Date and the Effective Date:
     (a) Organization and Qualification. It is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation.
     (b) Authority. Subject only to Bankruptcy Court approval, it has the requisite corporate power and authority to enter into this Agreement and, subject to the conditions set forth herein, to consummate the settlement contemplated hereby. Subject only to Bankruptcy Court approval, the execution and delivery by it of this Agreement have been duly authorized by all necessary corporate action on its part.
     (c) Enforceability. This Agreement has been duly executed and delivered by it and, subject only to Bankruptcy Court approval, constitutes its legal, valid, and binding obligation, enforceable against it in accordance with the terms hereof (except as that enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally).
Section 6.02 Representations and Warranties of Cooper. Each of Cooper LLC and Cooper Ltd represents and warrants to the other parties to this Agreement that, as of the Execution Date and the Effective Date:
     (a) Organization and Qualification. It is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization.
     (b) Authority. Cooper LLC has the requisite limited liability company power and Cooper Ltd has the requisite company power and authority to enter into this Agreement and, subject to the conditions set forth herein, to consummate the settlement contemplated hereby. The execution and delivery by it of this Agreement have been duly authorized by all necessary limited liability company action on the part of Cooper LLC and all necessary company action on the part of Cooper Ltd.
     (c) Enforceability. This Agreement has been duly executed and delivered by it and, subject only to Bankruptcy Court approval, constitutes its legal, valid, and binding obligation, enforceable against it in accordance with the terms hereof (except as that enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally).

Section 6.03 Representations and Warranties of PCT and Pneumo Abex. Each of PCT and Pneumo Abex represents and warrants to the other parties to this Agreement that, as of the Execution Date and the Effective Date:
     (a) Organization and Qualification. It is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization.
     (b) Authority. Pneumo Abex has the requisite limited liability company power and PCT has the requisite corporate power and authority to enter into this Agreement and, subject to the conditions set forth herein, to consummate the settlement contemplated hereby. The execution and delivery by it of this Agreement have been duly authorized by all necessary limited liability company action on the part of Pneumo Abex and all necessary corporate action on the part of PCT.
     (c) Enforceability. This Agreement has been duly executed and delivered by it and, subject only to Bankruptcy Court approval, constitutes its legal, valid, and binding obligation, enforceable against it in accordance with the terms hereof (except as that enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally).
ARTICLE VII.
TERMINATION
Section 7.01 Termination of this Agreement. This Agreement shall terminate in its entirety solely as follows:
     (a) by the mutual written consent of each of the parties hereto at any time; such termination to be effective as of the date specified by the parties in such written consent;
     (b) by written notice of either of Cooper Ltd or Cooper LLC to the other parties hereto if:
(i) the 9019 Motion is denied prior to, or the Settlement Approval Order has not been issued by or, if issued, has not become a Final Order by, the date that is 20 days prior to the deadline fixed by the Bankruptcy Court after the Execution Date for filing objections to confirmation of the Plan;
(ii) the Plan A Documents, the Wagner Insurance Agreement and the Pneumo Plan Supplement (A) are not filed in the Reorganization Cases in a form consistent with the Term Sheet and otherwise reasonably acceptable to Cooper, the FCR and the ACC prior to the date fixed by the Bankruptcy Court after the Execution Date for the hearing on the disclosure document and voting procedures for the Plan or, (B) if so filed (or filed thereafter with the consent of Cooper, the FCR and the ACC in a form consistent with the Term Sheet and otherwise reasonably acceptable to Cooper, the FCR and the ACC), are thereafter modified in a manner adverse to Cooper without Cooper’s consent or to Pneumo without Pneumo’s consent (such consent of Pneumo not to be unreasonably withheld)

(except that the termination right set forth in this clause (B) shall not apply with respect to a Materially Changed Plan proposed after the conditions of Sections 4.11(a)(i) and (ii) have been met); provided however that notwithstanding the terms of the Term Sheet and the foregoing, the parties agree that the Plan A Documents and the Pneumo Plan Supplement shall contain provisions providing that, in the event the Interim Plan A Effective Date occurs, (x) the obligation to fund and transfer assets to a subfund of the Trust that will be responsible for payment of Pneumo Asbestos Claims shall not become effective until any stay of the Pneumo Protected Party Injunction is dissolved and no longer in effect (in which case such subfund of the Trust shall be funded and all asset transfers effected within 10 days of the date no such stay is in effect), and (y) on the Interim Plan A Effective Date, Cooper shall escrow $246 million and Pneumo Abex shall escrow $10 million, which will be released from escrow to a subfund of the Trust that will be responsible for payment of Pneumo Asbestos Claims if the obligation to fund and transfer assets to such subfund of the Trust becomes effective (and Cooper and Pneumo Abex shall each receive any interest accrued on their escrowed funds regardless of whether such funds are ultimately delivered to the Trust or returned to Cooper and Pneumo Abex), unless Cooper causes Articles II and III of this Agreement and the parties’ obligations thereunder to become effective pursuant to Section 5.01(i) prior to the date on which no such stay is in effect, in which case there shall be no obligation to fund or transfer assets to the Trust or such subfund (and all escrowed amounts shall be released to Cooper and Pneumo Abex, as applicable) because the Plan B Implementation Date will have occurred; and provided further that notwithstanding the terms of the Term Sheet and the foregoing, the parties agree that the Plan A Documents and the Pneumo Plan Supplement shall contain provisions providing that, if the Interim Plan B Effective Date occurs and the Pneumo Protected Party Injunction is thereafter issued in accordance with Section 524(g) of the Bankruptcy Code pursuant to a Final Order prior to the Plan B Implementation Date, then the obligation to fund and transfer assets to a subfund of the Trust that will be responsible for payment of Pneumo Asbestos Claims shall become effective on the date the order(s) confirming the Plan (including Plan A and any order issuing the Pneumo Protected Party Injunction) become Final Orders; or
(iii) Cooper LLC or Pneumo Abex has not been paid the Plan B Payment in full in cash by June 30, 2008;
such termination shall be effective as of the date any such notice of termination is delivered in accordance with this Agreement;
     (c) by written notice of FMP, with the consent of the FCR and the ACC, to the other parties hereto if the FAIR Act is enacted and made law and is not subject to a Challenge Proceeding, in each case prior to the date on which the Pneumo Protected Party Injunction becomes effective; such termination shall be effective as of the date any such notice of termination is delivered in accordance with this Agreement;
     (d) an order denying the 9019 Motion has been entered and has become a Final

Order; such termination shall be effective as of the date such order becomes a Final Order;
     (e) an order dismissing the Reorganization Cases of either of the FM Parties (a) is entered at a time when the order(s) confirming the Modified Plan has not been entered and (b) such dismissal order becomes a Final Order; such termination shall be effective as of the date such dismissal order becomes a Final Order;
     (f) if the Reorganization Cases of either of the FM Parties is converted into a proceeding under Chapter 7 of the Bankruptcy Code; such termination shall be effective as of the date of such conversion; or
     (g) the Pneumo Protected Party Injunction is issued in accordance with Section 524(g) of the Bankruptcy Code and in effect on the Effective Date and the order(s) confirming the Plan, including the Plan A provisions, are Final Order(s) as of the Effective Date; such termination shall be effective as of the Effective Date.
Section 7.02 Consequences of Termination of Agreement. If this Agreement is terminated under Section 7.01, (a) this Agreement shall be of no further force or effect and there shall be no liability or obligation under this Agreement on the part of any party hereto (except that such termination shall not relieve any party hereto that is then in breach of this Agreement from liability in respect of such breach), (b) no party hereto shall be bound by the terms of the Settlement Approval Order, (c) except in the case of a termination pursuant to Section 7.0 l(g), the rights, Claims and interests of each of the parties shall be reinstated, without prejudice or validation, to the same extent that such rights, claims and interests would exist had this Agreement not been executed or delivered, (d) except in the case of a termination pursuant to Section 7.0 l(g), the Pneumo Parties may raise any objection available to them with respect to any matter in the Reorganization Cases, and (e) except in the case of a termination pursuant to Section 7.0l(g), any and all otherwise applicable statutes of limitation or repose, or other time-related limitations, shall be deemed to have been tolled for the period from the Execution Date through the date that is 30 days after the date that this Agreement is terminated, and none of the parties hereto shall assert or rely on any time-related defense to any Claim by any other party related to such period.
ARTICLE VIII.
GENERAL PROVISIONS
Section 8.01 Binding Effect; Assignment; Third Party Beneficiaries. This Agreement and the rights and obligations of the parties hereunder may not be assigned (except by operation of law) without the prior written consent of the non-assigning parties and will be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended, and shall not be construed, deemed, or interpreted, to confer on any Entity not a party hereto any rights or remedies hereunder, except as otherwise provided expressly herein.
Section 8.02 Entire Agreement; Amendment; Waivers. This Agreement and the documents referenced herein and attached hereto shall constitute the entire agreement and understanding among the parties to this Agreement with respect to Plan B and supersede all prior agreements and understandings, oral or written, among the parties hereto relating to Plan B, including without limitation the Term Sheet insofar as it relates to Plan B. Except with respect to assignments effected in accordance with Section 8.01, this Agreement may not be amended or modified except by an agreement in writing signed by Cooper, the FM Parties, the FCR and the ACC; provided however that no amendment or modification of the rights and obligations of Pneumo Abex or PCX set forth in Section 2.01, 3.01(b), 3.02(a), 3.03(c), 3.03(d), 3.03(h), 3.05(a), 3.05(b), 4.01(b), 4.01(c), 4.01(d), 4.01(e), 4.04, 4.08, 4.09, 4.10, 4.1 l(a), 5.01(a), 5.01(c), 5.02, 7.01(b)(ii) or this Section 8.02 shall be effected without the prior written consent of Pneumo Abex and PCX, such consent not to be unreasonably withheld. The waiver of any of the terms and conditions hereof shall not be construed or interpreted as, or deemed to be, a waiver of any other term or condition hereof.
Section 8.03 No Admissions. This Agreement does not constitute, and shall not be construed, interpreted, or otherwise read to constitute any admission by any of the Pneumo Parties or the FM Parties with respect to any of the claims released herein (including the Asserted Claims).
Section 8.04 Notices. All notices required or permitted under this Agreement must be in writing and will be deemed to be delivered and received (i) when actually received by the party to whom notice is sent if personally delivered, (ii) when sent by facsimile before 5:00 p.m. New York City time on a Business Day with a copy of such facsimile sent to the recipient by reputable overnight courier service (charges prepaid) on the same day, (iii) five (5) days after deposit in the U.S. mail, mailed by registered or certified mail, return receipt requested, postage prepaid, or (iv) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), in each case addressed to the appropriate party or parties, at the address of such party or parties set forth below (or at such other address as such party may designate by written notice to all other parties in accordance with this Section 8.04):
1)	If to the FM Parties:

Federal-Mogul Corporation 26555 Northwestern Highway Southfield, MI 48034 Telephone: (248) 354-7055 Facsimile: (248) 354-8103 Attention: General Counsel

with a copy (which will not constitute notice for purposes of this Agreement) to:

Sidley Austin LLP One South Dearborn Street Chicago, Illinois 60603 Telephone: (312) 853-7000 Facsimile: (312) 853-7036 Attention: James F. Conlan

2)	If to Cooper:

Cooper Industries Ltd. 600 Travis Suite 5800 Houston, TX 77210-4446 Telephone: (713) 209-8407 Facsimile: (713) 209-8989 Attention: General Counsel

with a copy (which shall not constitute notice for purposes of this Agreement) to:

Orrick, Herrington & Sutcliffe LLP 3050 K Street, NW Washington, D.C. 20007 Telephone: (202) 339-8400 Facsimile: (202) 339-8500 Attention: Roger Frankel

3)	If to the FCR:

Eric D. Green c/o Boston University School of Law 765 Commonwealth Avenue Boston, Massachusetts 02215 Telephone: (617) 353-2807 Facsimile: (617) 353-3077

with a copy (which shall not constitute notice for purposes of this Agreement) to:

Young Conaway Stargatt & Taylor, LLP The Brandywine Building 1000 West Street 17th Floor Wilmington, DE 19801 Telephone: (302) 571-6600 Facsimile: (302) 571-1253 Attention: James L. Patton, Jr.

4)	If to the ACC:

Joseph F. Rice, Chairman of the ACC Motley Rice LLC 28 Bridgeside Blvd. Mount Pleasant, SC 29464 Telephone: (843) 216-9000 Facsimile: (843) 216-9450

with a copy (which shall not constitute notice for purposes of this Agreement) to:

Caplin & Drysdale, Chartered 375 Park Avenue New York, New York 10152 Telephone: (212) 319-7125 Facsimile: (212) 644-6755 Attention: Elihu Inselbuch

5)	If to Pneumo Abex:

Pneumo Abex LLC 35 East 62nd Street New York, NY 10021 Telephone: (212) 572-8600 Facsimile: (212) 572-5151 Attention: Steven Fasman

with a copy (which shall not constitute notice for purposes of this Agreement) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 Telephone: (212) 373-3133 Facsimile: (212) 492-0133 Attention: Stephen J. Shimshak
Section 8.05 Governing Law; Jurisdiction.
     (a) This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the provisions of the Bankruptcy Code and, where not inconsistent, the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
     (b) With respect to disputes under this Agreement, each party hereby irrevocably (i) submits to the exclusive jurisdiction of the Bankruptcy Court, and (ii) agrees that any and all claims in respect of such dispute may be heard and determined in the Bankruptcy Court or upon the closing of the Reorganization Cases under Section 350(a) of the Bankruptcy Code, any court of competent jurisdiction.
Section 8.06 Exercise of Rights and Remedies. Except as this Agreement otherwise provides, no delay or omission in the exercise of any right, power, or remedy accruing to any party hereto as a result of any breach or default hereunder by any other party hereto will impair any such right, power, or remedy, nor will it be construed, deemed or interpreted as a waiver of or acquiescence in any breach or default, or of any similar breach or default occurring later; nor will any waiver of any single breach or default be construed, deemed, or interpreted as a waiver of any other breach or default hereunder occurring before or after that waiver. No right, remedy or election any term of this Agreement gives will be deemed exclusive, but each will be cumulative with all other rights, remedies, and elections available at law or in equity. In the event of a breach of this Agreement, the non-breaching parties shall be entitled to all rights and remedies provided under this Agreement, all rights and remedies available at law or in equity (including specific performance) and to recover reasonable attorneys’ fees and expenses incurred or suffered in connection with such breach.
Section 8.07 Further Assurances. From and after the Plan B Date, each party hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate actions, do or cause to be done all things necessary under applicable laws and execute and deliver such documents and other papers as may be required to carry out the provisions of this Agreement and to consummate, perform, and make effective the settlement contemplated hereby.
Section 8.08 Reformation and Severability. If any provision of this Agreement other than Section 2.01, Section 4.08 or Section 4.09 is invalid, illegal, or unenforceable, that provision will, to the extent possible, be modified in such manner as to be valid, legal, and enforceable but so as to most nearly retain the intent of the parties hereto as expressed herein, and, if such a modification is not possible, that provision will be severed from this Agreement, and in either case the validity, legality, and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby, it being intended by each party hereto that all of the rights and privileges of all parties hereto will be enforceable to the fullest extent permitted by applicable law.
Section 8.09 Construction. This Agreement is the product of arm’s length negotiations between and among the parties regarding a compromise of disputed claims. Each of the parties hereto has participated in the drafting of this Agreement after consulting with counsel. Therefore, it is the intent of the parties that no part of this Agreement shall be presumptively construed against any other party because of the identity of the drafter.
Section 8.10 Settlement Privilege. All negotiations or discussions leading up to the execution of this Agreement and all related discussions and negotiations shall be deemed to fall within the protection afforded to settlements or compromises by Rule 408 of the Federal Rules of Evidence and any similar state law provisions.
Section 8.11 Counterparts. This Agreement may be executed in multiple counterparts (including via facsimile or PDF), each of which will be an original, but all of which together will constitute one and the same agreement.
* * * * *
[signature page follows]

          IN WITNESS WHEREOF, the parties hereto have executed this Plan B Settlement Agreement as of the date first above written.

PNEUMO ABEX LLC			FEDERAL-MOGUL CORPORATION

By:	/s/ Steven Fasman		By:

	Name:	Steven Fasman		Name:

	Title:	President		Title:

PCT INTERNATIONAL HOLDINGS INC.			FEDERAL-MOGUL PRODUCTS, INC.

By:	/s/ Barry F. Schwartz		By:

	Name:	Barry F. Schwartz		Name:

	Title:	E.V.P & General Counsel		Title:

COOPER INDUSTRIES, LLC			FUTURE CLAIMANTS REPRESENTATIVE FOR FEDERAL-MOGUL CORPORATION AND FEDERAL-MOGUL PRODUCTS, INC.

By:			By:

	Name:			Name:

	Title:			Title:

COOPER INDUSTRIES, LTD.			OFFICIAL COMMITTEE OF ASBESTOS CLAIMANTS FOR FEDERAL-MOGUL CORPORATION AND FEDERAL-MOGUL PRODUCTS, INC.

By:			By:

	Name:			Name:

	Title:			Title:

 S-1

          IN WITNESS WHEREOF, the parties hereto have executed this Plan B Settlement Agreement as of the date first above written.

PNEUMO ABEX LLC			FEDERAL-MOGUL CORPORATION

By:			By:

	Name:			Name:

	Title:			Title:

PCT INTERNATIONAL HOLDINGS INC.			FEDERAL-MOGUL PRODUCTS, INC.

By:			By:

	Name:			Name:

	Title:			Title:

COOPER INDUSTRIES, LLC			FUTURE CLAIMANTS REPRESENTATIVE FOR FEDERAL-MOGUL CORPORATION AND FEDERAL-MOGUL PRODUCTS, INC.

By:	/s/ Diane K. Schumacher		By:

	Name:	Diane K. Schumacher		Name:

	Title:	Vice President		Title:

COOPER INDUSTRIES, LTD.			OFFICIAL COMMITTEE OF ASBESTOS CLAIMANTS FOR FEDERAL-MOGUL CORPORATION AND FEDERAL-MOGUL PRODUCTS, INC.

By:	/s/ Diane K. Schumacher		By:

	Name:	Diane K. Schumacher		Name:

	Title:	Special Counsel & Chief		Title:

Compliance Officer
 S-1

     IN WITNESS WHEREOF, the parties hereto have executed this Plan B Settlement Agreement as of the date first above written.

PNEUMO ABEX LLC		FEDERAL-MOGUL CORPORATION

By:		By:	/s/ Lance Lis

	Name:		Name:	Lance Lis

	Title:		Title:	Secretary

PCT INTERNATIONAL HOLDINGS INC.		FEDERAL-MOGUL PRODUCTS, INC.

By:		By:	/s/ Lance Lis

	Name:		Name:	Lance Lis

	Title:		Title:	Secretary

COOPER INDUSTRIES, LLC		FUTURE CLAIMANTS REPRESENTATIVE FOR FEDERAL-MOGUL CORPORATION AND FEDERAL-MOGUL PRODUCTS, INC.

By:		By:

	Name:		Name:

	Title:		Title:

COOPER INDUSTRIES, LTD.		OFFICIAL COMMITTEE OF ASBESTOS CLAIMANTS FOR FEDERAL-MOGUL CORPORATION AND FEDERAL-MOGUL PRODUCTS, INC.

By:		By:

	Name:		Name:

	Title:		Title:

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          IN WITNESS WHEREOF, the parties hereto have executed this Plan B Settlement Agreement as of the date first above written.

PNEUMO ABEX LLC		FEDERAL-MOGUL CORPORATION

By:		By:

	Name:		Name:

	Title:		Title:

PCT INTERNATIONAL HOLDINGS INC.		FEDERAL-MOGUL PRODUCTS, INC.

By:		By:

	Name:		Name:

	Title:		Title:

COOPER INDUSTRIES, LLC		FUTURE CLAIMANTS REPRESENTATIVE FOR FEDERAL-MOGUL CORPORATION AND FEDERAL-MOGUL PRODUCTS, INC.

By:		By:	/s/ ERIC D. GREEN

	Name:		Name:	ERIC D. GREEN

	Title:		Title:	FCR

COOPER INDUSTRIES, LTD.		OFFICIAL COMMITTEE OF ASBESTOS CLAIMANTS FOR FEDERAL-MOGUL CORPORATION AND FEDERAL-MOGUL PRODUCTS, INC.

By:		By:

	Name:		Name:

	Title:		Title:

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          IN WITNESS WHEREOF, the parties hereto have executed this Plan B Settlement Agreement as of the date first above written.

PNEUMO ABEX LLC		FEDERAL-MOGUL CORPORATION

By:		By:

	Name:		Name:

	Title:		Title:

PCT INTERNATIONAL HOLDINGS INC.		FEDERAL-MOGUL PRODUCTS, INC.

By:		By:

	Name:		Name:

	Title:		Title:

COOPER INDUSTRIES, LLC		FUTURE CLAIMANTS REPRESENTATIVE FOR FEDERAL-MOGUL CORPORATION AND FEDERAL-MOGUL PRODUCTS, INC.

By:		By:

	Name:		Name:

	Title:		Title:

COOPER INDUSTRIES, LTD.		OFFICIAL COMMITTEE OF ASBESTOS CLAIMANTS FOR FEDERAL-MOGUL CORPORATION AND FEDERAL-MOGUL PRODUCTS, INC.

By:		By:	/s/ Elihu Inselbuch

	Name:		Name:	Elihu Inselbuch

	Title:		Title:	Counsel

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EXHIBIT A
TO PLAN B SETTLEMENT AGREEMENT
[To be attached at least ten days prior to the hearing on the 9019 Motion]

EXHIBIT B
TO PLAN B SETTLEMENT AGREEMENT
A.	Cooper Related Entities:
1.	Cooper B-Line. Inc.

2.	Cooper Bussmann, Inc.

3.	Cooper Crouse-Hinds, LLC

4.	Cooper Electrical International, Inc.

5.	Cooper Holdings Ltd.

6.	Cooper Industries, Ltd.

7.	Cooper Industries, LLC (including its predecessors-in-interest Cooper Industries, Inc., McGraw-Edison Company, Cooper Bessemer Corporation)

8.	Cooper Lighting. Inc.

9.	Cooper Power Systems, Inc.

10.	Cooper Power Systems Transportation Company

11.	Cooper Power Tools, Inc.

12.	Cooper Tools, Inc.

13.	Cooper US, Inc.

14.	Cooper Wiring Devices, Inc.

15.	Powerstor, Inc.
B.	PCT/Pneumo Abex Related Entities:
1.	Abex Corporation (f/k/a The American Brake Shoe & Foundry Company and American Brake Shoe Company)

2.	American Brakeblok Corporation (f/k/a American Brake Materials Corporation)

3.	Cleveland Pneumatic Company (f/k/a Cleveland Pneumatic Tool Company)

4.	Flavors Holdings Inc.

5.	Illinois Abex Corporation

6.	M & F Worldwide Corp. (f/k/a Henley Pneumo Abex Inc. and Power Control Technologies Inc.)

7.	Mafco Consolidated Group Inc. (f/k/a Henley Investments, Inc. and Abex Inc.)

8.	Mafco Worldwide Corporation

9.	MCG Intermediate Holdings Inc.

10.	NWL Service Corp.

11.	PCT International Holdings Inc. (f/k/a PA Acquisition Corporation, Control Technologies International Inc. and Power Control Technology Inc.)

12.	Pneumo Abex Corporation (f/k/a Hengro Seven Inc. and PA Holdings Corporation)

13.	Pneumo Abex LLC

14.	Pneumo Corporation

15.	MacAndrews & Forbes Holdings Inc. (f/k/a/ Mafco Holdings Inc.)
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